Exhibit 10.03

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of August 31, 2011, is by and among APOLLO DIAMOND, INC., a Delaware corporation (“ADI”) and SCIO DIAMOND TECHNOLOGY CORPORATION, a Nevada corporation (“SCIO”).  ADI may be referred to in this Agreement as the “Seller” and SCIO may be referred to in this Agreement the “Purchaser.”  Seller and Purchaser may be referred to in this Agreement collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Seller is engaged in the business of owning and developing proprietary technology relating to the production of laboratory‐created diamond and diamond materials (the “Business”);

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to acquire from Seller, certain of the property, assets, rights, and privileges of Seller related to, used in, or otherwise associated with the assets on the terms and subject to the conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the premises and mutual agreements, benefits, representations, warranties, and covenants of the Parties contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound subject to the terms and conditions hereof, the Parties each agree as follows:

ARTICLE I.
DEFINITIONS AND INTERPRETATION

1.1. Definitions and Interpretation.  Unless otherwise expressly provided to the contrary in this Agreement (a) capitalized terms used herein shall have the meanings set forth in Section 1.2, unless the context otherwise requires and (b) this Agreement shall be interpreted in accordance with the provisions set forth in Section 1.3.

1.2. Definitions.  Subject to Section 1.3 below, the following terms shall have the following definitions when used in the Agreement:

“ADI” has the meaning set forth in the Preamble.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with another Person.  As used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  Purchaser, on the one hand, and Seller, on the other hand, will not be deemed to be Affiliates of each other.

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“Agreement” has the meaning set forth in the Preamble.

“Assigned Intangible Assets” has the meaning set forth in Section 2.1(l).

“Books and Records” means the books, files, records, information, and data (including all Tax Returns and related workpapers and electronic data to the extent transferable) relating to the Purchased Assets and Business that are in the possession of Seller, including data regarding all accounts receivable and accounts payable in such form as reasonably requested by Purchaser so that such data can be transferred to Purchaser’s accounting system from Seller’s accounting system.

“Business” has the meaning set forth in the Recitals above.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in Minneapolis, Minnesota are authorized or required by Law to close.

“Cash Payment” has the meaning set forth in Section 2.3.

“Claim” means any demand, claim, cause of action, suit, demand, judgment, complaint, notice of noncompliance or violation, or other assertion of Liability.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Computer Software” has the meaning set forth in Section 2.1(b)(ii).

“Consent” means any necessary ratification by, notification requirement to, filing or registration with, or consent, waiver, approval, permit, or other authorization from, a Governmental Authority or other third party.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (a) the sale of the Purchased Assets to Purchaser; (b) the execution and delivery of the Transaction Documents; and (c) the performance by the Parties of their respective covenants and obligations under this Agreement.

“Contract” means any contract, agreement, lease, license, instrument, commitment, or other obligation or arrangement (whether written or oral), and any liability, cost, or expense of whatever kind or nature relating to the foregoing, that is binding on a Person or any part of its property under applicable Law.

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“Damages” means any and all damages, losses, liabilities, payments, obligations, penalties, fines, assessments, charges, costs, Taxes, disbursements or expenses (including interest, awards, judgments, settlements, costs of redemption, fees, reasonable disbursements and expenses of attorneys, accountants and other professional advisors and of expert witnesses and costs of investigation and preparation of any kind or nature whatsoever) and court costs.

“Employee Benefit Plan” means any (a) employee welfare benefit plans or employee pension benefit plans as defined in sections 3(1) and 3(2) of ERISA, including plans that provide retirement income or results in deferrals of income by employees for periods extending to their terminations of employment or beyond, and plans that provides medical, surgical or hospital care benefits or benefits in the event of sickness, accident, disability, death or unemployment and (b) other employee benefit agreements or arrangements that are not ERISA plans, including any deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, stock award plans, golden parachute agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, retention incentive agreements, noncompetition agreements, vacation policies and, or other similar plans, agreement or arrangements that (i) are maintained by or required to be contributed to Seller or any Affiliates thereof or with respect to which Seller may have any Liability, (ii) have been approved by Seller or any Affiliates thereof but are not yet effective for the benefit of Seller Employees or their beneficiaries, or (iii) that were previously maintained by Seller or any Affiliates thereof and with respect to which Seller or any Affiliates thereof may have any Liability, contingent or otherwise.

“Environmental, Health and Safety Laws” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Occupational Safety and Health Act of 1970, each as amended, together with all other laws, rules and regulations of federal, state, local and foreign governments (and all agencies thereof) and other requirements having the force or effect of law relating to or imposing liability or standards of conduct concerning pollution or protection of the environment, public health and safety, or employee health and safety, and all judgments, orders and decrees of federal, state, local and foreign governments (and all agencies thereof) having the force and effect of law issued or promulgated thereunder, and all related common law theories.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Governmental Authority” means the United States and any foreign, state, county, city, or other political subdivision and any department, commission, ministry, board, bureau, agency, commission, officer, official, court, tribunal, arbitrator, board or bureau or other instrumentality thereof or any quasi‐governmental or private body exercising any regulatory, administrative, taxing, importing, exporting, or other governmental or quasi-governmental function and any self‐regulatory organization, such as a securities exchange.

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“Governmental Order” means any Order, directive, writ, judgment, injunction, decree, stipulation, determination, or award by or with any Governmental Authority.

“Intangible Personal Property” means certain proprietary rights, business names, business logos, slogans, processes, Intellectual Property, licenses, technology, computer software, source codes, operating rights, plans and specifications, third party guaranties and warranties, data and content, and all other intangible rights and property, and any work product, knowledge, creative works, and other proprietary data related thereto.

“Intellectual Property” means all copyrights, patents, trademarks, trade names, service marks, mask works, rights of publicity and privacy, inventions, design rights, drawings, trade secrets, pricing plans, royalties, secret processes, formulae, rights in know‐how and all applications, registrations, renewals and other rights relating to the foregoing (whether or not any registration or filing has been made with respect thereto) used primarily in connection with the Business, including the Computer Software, Trademark Intellectual Property and the Website Intellectual Property.

“Interim Period” means the period of time from the date of this Agreement until the earlier of the Closing or the Termination Date.

“Knowledge” “Know” “Knowing” means in the case of Seller, the actual knowledge of the Seller Employees or the Seller’s representatives or agents after reasonable inquiry, but without independent investigation and, in the case of Purchaser, the actual knowledge of the Purchaser’s employees, representatives or agents after reasonable inquiry, but without independent investigation.

“Law” means all applicable local, state, federal, tribal, and foreign laws (whether statutory or common) and rules, regulations, rules, tariffs and regulatory authorizations, codes (including the Code), and ordinances promulgated thereunder, as well as case law, judgments, orders, consent orders, or decrees.

“Lease” means any lease or sublease, including any amendments thereto, of any Purchased Asset.

“Leased Real Property” has the meaning set forth in Section 2.2(f).

“Liabilities” means any and all expenses, debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable, including those arising under any Law or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Lien” means any charge against or interest in property to secure payment of a debt or performance of an obligation such as a Claim, debt, mortgage, indenture, hypothecation, encumbrance, Liability, lien, right of redemption, security interest, mechanic’s or materialman’s lien, judgment lien, assessment, special assessment, title defect, restriction, reservation, reversion, Contract, or right or interest of any third party, whether absolute or contingent, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.

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“Material Adverse Effect” with respect to any Person means any change, event, development, circumstance or effect (each, an “Effect”) that, individually or taken together with all other related Effects, is, or would be reasonably expected to be, materially adverse (i) to the condition (financial or otherwise), assets, liabilities (taken together), business or results of operations of such Person and its subsidiaries, taken as a whole, but excluding the Effect (A) resulting from general economic conditions that does not disproportionately affect such Person in any material respect, (B) affecting companies in the industry in which it conducts its business generally, provided that such Effect does not disproportionately affect such Person in any material respect, or (C) resulting from the announcement or performance of this Agreement or the transactions contemplated hereby or (ii) on the ability of such Person to perform its obligations under this Agreement and the Transaction Documents or to consummate the Contemplated Transactions.

“Note Payment” has the meaning set forth in Section 2.3.

“Notice Period” has the meaning set forth in Section 6.4(d).

“Offer of Employment” has the meaning set forth in Section 7.1.

“Order” means any order, ruling, decision, verdict, decree, charge, award (including arbitration awards), judgment, injunction, directive or other similar determination or finding by, before, or under the supervision of any Governmental Authority, or any arbitrator, board of arbitration, or similar entity including any regulatory or administrative Proceeding.

“Ordinary Course of Business” means, with respect to any Person, the ordinary course of business of such Person consistent with past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, certificates of designation, regulations, operating or company agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Other Equipment” has the meaning set forth in Section 2.1(c).

“Party” or “Parties” has the meaning as set forth in the Preamble.

“Permits” means all licenses, permits, concessions, franchises, certificates, consents, exemptions, approvals, variances, registrations, or authorizations of any Governmental Authority, necessary or desirable in connection with, related to, or associated with the Purchased Assets or the conduct of the Business.

“Person” means any individual, firm, association, incorporated or unincorporated organization, partnership, business, trust, estate, joint stock company, joint venture, club, syndicate, company, corporation, Governmental Authority, or other legal entity.

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“Proceeding” means any action, suit, hearing, investigation, audit, examination, arbitration, litigation, review or other proceeding, at law or in equity, before any Governmental Authority, including any regulatory or administrative proceeding.

“Prohibited Transactions” has the meaning set forth in Section 6.4(a).

“Purchase Consideration Allocation” has the meaning set forth in Section 8.1.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser’s Reimbursable Expenses” means, with respect to Purchaser, the reasonable and documented out‐of‐pocket fees and expenses incurred by Purchaser, prior to the termination of this Agreement, in connection with the Contemplated Transactions and the preparation, negotiation, prosecution, and performance of this Agreement, including all reasonable fees and expenses of counsel, investment banking firms, financial advisors, accountants, and consultants to Purchaser in connection therewith.

“Real Property Rights” all easements, servitudes, rights‐of‐way, privileges, licenses, and appurtenances related or pertaining to the Leased Real Property, including all right, title and interest, if any, in and to (a) any land in the bed of any street, road or avenue open or proposed in front of or adjoining the Leased Real Property; (b) any rights‐of‐way, rights of ingress or egress or other interests in, on, or to, any land, highway, street, road, or avenue, open or proposed, in, on, or across, in front of, abutting or adjoining the Leased Real Property, and any awards made, or to be made in lieu thereof, and in and to any unpaid awards for damage thereto by reason of a change of grade of any such highway, street, road, or avenue; (c) any easement across, adjacent or appurtenant to the Leased Real Property, existing or abandoned; (d) all sewage treatment capacity and water capacity and other utility capacity to serve the Leased Real Property and Improvements; (e) all oil, gas, and other minerals in, on or under, and that may be produced from the Leased Real Property; (f) all water in, under or that may be produced from the Leased Real Property, and all wells, water rights, permits and historical water usage pertaining to or associated with the Leased Real Property; (g) any land adjacent or contiguous to, or part of the Leased Real Property, whether those lands are owned or claimed by deed, limitations or otherwise, and whether or not they are located inside or outside the description given herein, or whether or not they are held under fence by Seller or whether or not they are located on any survey; and (h) any reversionary rights attributable to the Leased Real Property.

“Retained Books and Records” has the meaning set forth in Section 2.2(c).

“Retained Liabilities” has the meaning set forth in Section 2.4(a).

“SCIO” has the meaning set forth in the Preamble.

“Seller” has the meanings set forth in the Preamble.

“Seller Employees” mean all existing or former employees of Seller or any of its Affiliates.

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“Seller’s Reimbursable Expenses” means, with respect to Seller, the reasonable and documented out‐of‐pocket fees and expenses incurred by Seller, prior to the termination of this Agreement, in connection with the Contemplated Transactions and the preparation, negotiation, prosecution, and performance of this Agreement, including all reasonable fees and expenses of counsel, investment banking firms, financial advisors, accountants, and consultants to Seller in connection therewith.

“Straddle Period” has the meaning set forth in Section 8.2.

“Superior Proposal” means any bona fide written proposal or offer with respect to a Competing Transaction made by a third party (A) to acquire, directly or indirectly, the Business for consideration consisting of cash, other consideration, and the assumption of substantially all liabilities required to be assumed by Purchaser under this Agreement, and (B) that is otherwise on terms that the Board of Directors of ADI determines in its reasonable good faith judgment (after consultation with its financial advisor and outside counsel), taking into account, among other things, all legal, financial and other aspects of the proposal or offer (1) if consummated, would result in a transaction that is more favorable, from a financial point of view, to the Seller’ stakeholders than the Contemplated Transactions and (2) is reasonably capable of being promptly consummated including with respect to receipt of all required regulatory approvals.

“Tangible Personal Property” means furniture, fixtures, furnishings, racks, cabinets, hardware, tools, machinery, instruments, measuring and other devices, appliances, supplies, communications devices and systems, computers, servers, and other computer equipment, hardware and systems, electrical equipment and systems, construction, repair, and maintenance equipment, materials, spare parts, and any other items of tangible personal property.

“Tax” means any federal, state, local or foreign income tax, ad valorem tax, excise tax, sales tax, use tax, value added tax, alternative or add‐on minimum tax, franchise tax, real or personal property tax, transfer tax, gross receipts tax, escheat or unclaimed property tax, or other tax, assessment, duty, fee, levy or other governmental charge of any kind whatsoever, together with and including any and all interest, fines, penalties, assessments and additions to tax resulting from, relating to, or incurred in connection with any such tax or any contest or dispute thereof.

“Tax Returns” means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes.

“Termination Date” has the meaning set forth in Section 11.1(b).

“Termination Fee” means $1,000,000.

“Trademark Intellectual Property” has the meaning set forth in Section 2.1(b)(iii).

“Trademarks” has the meaning set forth in Section 2.1(b)(iii).

“Transferred Books and Records” has the meaning set forth in Section 2.1(i).

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“Transaction Documents” means the agreements listed in Sections 3.3 and 3.4 and any other agreements or documents executed in connection with or as required under this Agreement.

“Transferred Employee” has the meaning set forth in Section 7.2.

“Website” has the meaning set forth in Section 2.1(b)(iv).

“Website Intellectual Property” has the meaning set forth in Section 2.1(b)(iv).

“Underlying Technology” means any and all technical information, software, specifications, drawings, records, shared drive and other computer files, work product, works of authorship, or other creative works or ideas knowledge, know‐how, trade‐secrets, invention disclosures, or other data including works subject to copyright protection and mask works associated with Seller’ website or operation thereof, including related e‐mail.

1.3. Interpretations.  Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

All references herein to Articles, Sections, Exhibits and Schedules are to Articles and Sections of and Exhibits and Schedules attached to and forming part of this Agreement, unless the contrary is specifically stated;

(a)   The headings of the Articles, Sections and subsections of this Agreement and the headings contained in the Exhibits and Schedules hereto are inserted for convenience of reference only and shall not in any way define or affect the meaning, construction, or scope of any of the provisions hereof or thereof;

(b)   A defined term has its defined meaning throughout this Agreement and each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(c)   In the event of any conflict between the main body of this Agreement and the Exhibits and Schedules hereto, the provisions of the main body of this Agreement shall prevail;

(d)   Except where specifically stated otherwise, any reference to any statute, regulation, rule, or agreement shall be a reference to the same as amended, supplemented or reenacted from time to time;

(e)   Whenever the words “include,” “including,” or “includes” appear in this Agreement, they shall be read as if followed by the words “without limitation” or words having similar import;

(f)   Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa;

(g)   A reference to any agreement or document (including a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced, from time to time, except to the extent prohibited by this Agreement or that other agreement or document;

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(h)   A reference to any party to this Agreement or another agreement or document includes the party’s permitted successors and assigns;

(i)   A reference to a writing includes a facsimile transmission of it and any means of reproducing of its words in a tangible and permanently visible form;

(j)   A reference to a statute, regulation or law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated there under;

(k)   The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(l)   Unless otherwise specified, all references to a specific time of day in this Agreement shall be based upon Central Standard Time or Central Daylight Savings Time, as applicable on the date in question;

(m)   References to “$” or to “dollars” shall mean the lawful currency of the United States of America;

(n)   No action shall be required of the Parties except on a Business Day and in the event an action is required on a day which is not a Business Day, such action shall be required to be performed on the next succeeding day which is a Business Day;

(o)  All references to “day” or “days” shall mean calendar days unless specified as a “Business Day;”

(p)   Time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the time period commences and including the day on which the time period ends and by extending the period to the next Business Day following if the last day of the time period is not a Business Day.

ARTICLE II.
PURCHASE AND SALE

2.1. Purchase and Sale of Purchased Assets.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer, and deliver to Purchaser, and Purchaser shall purchase, acquire, and accept from Seller, free and clear of any interest in such property as provided by 11 U.S.C. §363(f), all of Seller’s right, title, and interest in and to certain of the property, assets, rights, and privileges of Seller related to, used in, held for use in, or associated with the operation of the Business, including personal property, tangible or intangible property, wherever located, whether accrued, contingent or otherwise, other than the Excluded Assets (collectively, the “Purchased Assets”), including the following:

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(a)   Diamond Growers and Related Equipment. Subject to Section 2.2, the diamond growers listed on Schedule 2.1(a), and related diamond growing equipment, including but not necessarily limited to lasers, polishers, finishers, big saws, power generators, recirculation systems, clean rooms, UPS, automated test equipment, PL, FTIR, AV‐VIS, microscopes, X‐rays machines and certain other related and miscellaneous equipment relating the Business (collectively the “Transferred Diamond Growing Equipment”);

(b)   Intellectual Property.  The Intellectual Property constituting:

(i) All issued patents and patent applications of Seller whether pending, in force or abandoned as well as any and all patent related documents including invention disclosures and descriptions, draft patent applications whether filed or not filed, as well as rights to any of Seller’s patent prosecution attorneys’ files;

(ii) Seller’s software programs, tools, kits, and any content or related documentation or third party or open source code embedded therein, either locally stored on Seller’s computers or remotely accessed by Seller, that is owned or made available to Seller and is used in, held for use in, or is necessary for the operation of the Purchased Assets or Business or otherwise, and any upgrades, updates, releases, fixes, enhancements, or modifications thereto, and all written materials and specifications applicable thereto (collectively, the “Computer Software”);

(iii) The right to use, in Buyer’s sole and unilateral discretion, the name “Apollo Diamond” and the mark “Apollo” and any other registered or unregistered trademarks, trade names, service marks, domain names, and email addresses, used or held for use in the Business (collectively, the “Trademarks”), and any and certain goodwill associated with the Business embodied in the Trademarks, and any and all rights of Seller with respect to the Trademarks (collectively, the “Trademark Intellectual Property”);

(iv) The right to use, in Buyer’s sole and unilateral discretion, the Seller’s internet website located at www.apollodiamond.com and any derivations thereof (collectively, the “Website”) and all intellectual property rights that may exist or arise in connection with the Website, including all Underlying Technology (collectively, the “Website Intellectual Property”); and

(v) The right to use, in Buyer’s sole and unilateral discretion, Seller’s uniform resource locator addresses, trade dress, logos, slogans, symbols and corporate names.

(c)   Other Equipment.  At the discretion of Buyer, certain furniture, equipment, computers, computer equipment, machinery, tools, hand tools, spare parts, test equipment, supplies, inventory, office supplies, telephones, and all other tangible personal property of every kind and description insofar as any of the foregoing relates to the operation of the Purchased Assets or Business (the “Other Equipment”), including the Equipment listed in Schedule 2.1(c).

(d)   Inventory.  At the discretion of Buyer, certain goods, items, parts, pieces or materials of every kind necessary in the operation of the Business or produced by or in coordination with the Business, whether diamond, metal or any other substance, wherever located and whether currently in the possession of the Seller or any third party.

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(e)   Contracts.  At the discretion of Buyer, certain of the interests, rights, Claims, and benefits arising or accruing to Seller under any Contracts to which a Seller is a party or has or may acquire a benefit and that relate to the Purchased Assets or Business, including the Contracts listed in Schedule 2.1(e), to the extent Seller’s interest in any such Contract is assignable, but subject to the rights of Purchaser not to assume specified Contracts as contemplated by Section 2.2(b) (after taking into account all of the foregoing, the “Assigned Contracts”);

(f)   Additional Tangible Assets.  At the discretion of Buyer, certain other Tangible Personal Property of every kind used in the operation of the Purchased Assets or Business, together with any rights appurtenant thereto, including any express or implied warranty by the manufacturer, vendor, or lessor of any such Tangible Personal Property;

(g)   Claims and Warranties.  Any and all Claims, warranties, reimbursements, and indemnities against third parties relating or attributable to the Business, the Purchased Assets, or the Assumed Liabilities, whether choate or inchoate, known or unknown, contingent or non‐contingent;

(h)   Intangible Assets.  The right to use or access, in Buyer’s sole and unilateral discretion, any and all customer and supplier relationships, and other Intangible Personal Property of every kind (in addition to the Computer Software, Trademark Intellectual Property and Website Intellectual Property, and uniform resource locator addresses, trade dress, logos, slogans, symbols and corporate names that constitute Intellectual Property) that relate to or are used in the operation of the Purchased Assets or Business, together with all rights appurtenant thereto (the “Assigned Intangible Assets”);

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(i)   Books and Records.  The right to use or access, in Buyer’s sole and unilateral discretion, original copies of the Assigned Intangible Assets and photocopies of the other Books and Records (collectively, the “Transferred Books and Records”); and

(j)   Other Assets.  To the extent not otherwise enumerated in this Section 2.1, and at the discretion of Buyer, all other tangible assets, rights, privileges, benefits, Claims, and interests of Seller, whether real, personal or mixed wherever located, that relate to, used in or held for use in the operation of the Purchased Assets or Business.

2.2. Excluded Assets.  Notwithstanding anything to the contrary in Section 2.1 or elsewhere in this Agreement or other Transaction Documents, the Purchased Assets shall not include, and Purchaser will not acquire any interest in or purchase the following assets which shall remain the property of the applicable Seller (collectively, the “Excluded Assets”):

(a)   Transaction Rights.  All rights of Seller under this Agreement and the other Transaction Documents, and all cash and non‐cash consideration payable or deliverable to, or on behalf of, Seller by Purchaser pursuant hereto and thereto;

(b)   Contracts.  Any and all of the interests, rights, Claims, and benefits arising or accruing to or against Seller;

(c)   Books and Records.  The original copies of all of the Books and Records, other than the original copies of the Assigned Intangible Assets (which shall be provided to Purchaser pursuant to Section 2.1(l) and of which Seller may retain photocopies), and any Books and Records of Seller (i) that are not permitted to be transferred to Purchaser under applicable Law, (ii) that constitute charters, bylaws, limited liability company agreements, minute books, stock transfer records, and other records related to the corporate governance of Seller, and (iii) all other books and records of Seller that do not relate primarily to the Purchased Assets or Business (collectively, the “Retained Books and Records”);

(d)   Third Party Property.  Any improvements, equipment, inventory and any other tangible personal property located at the Leased Real Property as of the Closing Date that are not owned by or leased to Seller;

(e)   Claims and Warranties.  Any and all Claims, warranties, reimbursements, and indemnities of Seller, whether choate or inchoate, known or unknown, contingent or noncontingent with respect to the matters set forth in Schedule 2.2(e); and

(f)   Leased Real Property.  All leasehold interests in any real property (the “Leased Real Property”), together with all Real Property Rights related thereto.

2.3. Consideration.  Subject to the other terms of this Agreement, the consideration for the Purchased Assets shall consist of cash in an amount of $1,000,000 as stipulated between the Parties (the “Cash Payment”) and a $1,000,000 promissory note bearing interest at 4.00% annually and due and owing in full on September 1, 2012 (the “Note Payment”).

2.4. Retained Liabilities.

(a)   Seller shall retain and be solely liable for and hereby expressly agrees to retain any and all of its Liabilities (collectively, the “Retained Liabilities”), regardless of whether any such Retained Liability is disclosed herein or in any Schedule hereto, whether known or unknown, absolute or contingent, liquidated or unliquidated, whether due or to become due, and whether Claims with respect thereto are asserted before or after the Closing Date.  Notwithstanding the preceding sentence, Retained Liabilities shall include the following:

(i) Transaction Liabilities.  Any and all Liabilities of Seller under the Transaction Documents;

(ii) Excluded Assets.  Any and all Liabilities of Seller with respect to the Excluded Assets;

(iii) Purchased Assets and Pre-Closing Business.  All Taxes, Claims and Liabilities arising out of Seller’ ownership, operation, use, or maintenance of the Purchased Assets or Business, as well as any matters arising from events occurring, conditions existing, or costs accruing prior to the Closing;

(iv) Taxes.  Any and all Liabilities of Seller for Taxes that relate to (A) the ownership, operation, use, or maintenance of the Purchased Assets or Business prior to the Closing Date, or (B) any sales, use, transfer, or other similar Taxes imposed as a result of the consummation of the Contemplated Transactions or performance of the Transaction Documents;

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(v) Legal Proceedings.  Any and all Liabilities of Seller that relate to any Proceeding involving the Purchased Assets or Business, including warranty, personal injury, breach of contract, failure to perform, infringement, noncompliance with Law, and tort Claims, that is (a) pending or threatened as of the Closing, or (b) commenced after the Closing but that arises out of or relate to any event, omission, or occurrence happening as of or prior to the Closing;

(vi) Environmental Liabilities.  Any and all Liabilities of Seller with respect to any violation of Law including those arising from (a) the release, threatened release, presence, treatment, storage, disposal (including disposal at off site locations), handling, transportation or arrangement for transportation of hazardous substances prior to the Closing, (b) any failure of Seller to comply in any respect with Environmental, Health, and Safety Laws prior to the Closing, and (c) any facts, events, or circumstances in existence prior to the Closing that give rise to Liabilities pursuant to Environmental, Health, and Safety Laws;

(vii) Employee Benefit Plans.  Any and all Liabilities of Seller, fiduciaries or ERISA Affiliate under any Employee Benefit Plan maintained or contributed to by Seller, fiduciary or any ERISA Affiliate or with respect to which Seller, its fiduciary or ERISA Affiliate has any Liability, whether prior to, on, or after the Closing, including any (a) failure to comply with all applicable Laws, (b) liability with respect to audits, inquiries, Proceedings, or Claims with any Governmental Authority with respect to any Employee Benefit Plan, (c) participation in any “multiemployer” plan (within the meaning of Section 3(37) of ERISA, whether or not governed by the provisions of ERISA) or withdrawal liability with respect to any multiemployer plan, (d) required employer contributions with respect to the Employee Benefit Plans, (e) accumulated funding deficiency, (f) Lien under ERISA or Section 412 of the Code, or (g) the termination of, or intent to terminate, any Plan;

(viii) Employees.  Any and all Liabilities of any nature of Seller or any fiduciary or ERISA Affiliate to Seller Employees, including Liabilities with respect to (a) any Contract, plan or policy, (b) wages, withholdings, overtime pay, minimum wage, employment Tax, vacation, sick pay, bonuses, severance pay, retirement, or other compensation, (c) benefits under Employee Benefit Plans, (d) the Worker Adjustment and Retraining Notification Act (WARN) of August 4, 1988 or equivalent state or local statutory or regulatory requirements, (e) any collective bargaining agreement or obligation or requirement under the National Labor Relations Act, (f) reporting, filing, hiring or other employment obligations with the Office of Federal Contract Compliance Programs, (g) all immigration related obligations, including all requirements of the Immigration Reform and Control Act of 1986, (h) any governmental or administrative proceeding for the enforcement of labor and employment laws and regulations, and (i) all other employment and employment related federal, state and local statutes, regulations, administrative requirements, common laws, and public policies;

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(ix) Intercompany Liabilities.  Any and all Liabilities of Seller for intercompany advances, charges, or accounts payable of any kind or nature; and

(x) Broker Fees.  Any and all fees, commissions, and other compensation due and owing to any broker, finder, or agent retained by Seller.

2.5. Casualty Losses.

(a)   Purchaser shall accept the Purchased Assets "as is" without warranty as to their condition and operation as of the date of this Agreement. However, if between the date of this Agreement and the Closing, there is an actual casualty loss to any Purchased Assets in which the cost to recover, salvage, and repair such Purchased Asset(s) to the state of condition and repair existing for such Purchased Asset(s) as of the date of this Agreement (collectively, the “Purchased Assets Repair Costs”) exceeds the casualty loss value ascribed to such Purchased Asset(s) (the “Casualty Loss Amount”), or any such loss by seizure, forced sale or other involuntary transfer then, if so directed by Purchaser in its sole discretion, the subject Purchased Asset(s) shall be deemed an Excluded Asset and shall not be sold to Purchaser hereunder, and the Cash Payment and/or Note Payment shall be reduced by an amount equal to the loss value ascribed to such Purchased Asset(s) as mutually determined by Seller and Purchaser; provided, however, that such determination shall be made by the Parties at least three Business Days prior to Closing, otherwise the Purchase Asset(s) shall be classified as Excluded Assets.

(b)   The provisions of this Section 2.5 shall be applied with respect to all casualty losses or damage suffered by any Purchased Assets and, notwithstanding any other provision of this Agreement, the Parties shall be required to proceed with the Closing, subject to the other terms and conditions for the Closing, provided, further that in no event shall any casualty loss or damage to which this Section 2.5 applies constitute a breach of any other provision of this Agreement by Seller or be aggregated with any other actions, omissions, or failures of Seller in the determination of any breach of this Agreement by Seller, and for the avoidance of doubt no such casualty loss or damage shall in any way be considered in the determination of a termination of this Agreement under Section 11.1.

ARTICLE III.
CLOSING

3.1. Closing.  Provided that this Agreement shall not have been earlier terminated pursuant to Section 11.1, and further provided that all of the conditions set forth in Sections 10.1 and 10.2 to the obligations of the Parties to consummate the Contemplated Transactions (other than conditions with respect to actions each Party will take at the Closing itself) shall have been satisfied or waived, the closing of the Contemplated Transactions (the “Closing”) shall take place at such place and time as the Parties shall 14 mutually agree, but shall occur on September 1, 2011 or any extension thereof as mutually agreed by the Parties, but in no case later than September 30, 2011 (the “Closing Date”).

3.2. Risk of Loss.  The risk of damage, destruction, or other casualty loss to or of the Purchased Assets shall remain with Seller from and after the execution of this Agreement until 11:59 p.m. on Closing Date, at which time Seller shall place Purchaser in possession of the Purchased Assets. From and after the Closing, all risk of damage, destruction, or other casualty loss to or of the Purchased Assets shall be borne solely by Purchaser and to the fullest extent permitted by Law, Purchaser agrees to indemnify, defend and hold Seller and their respective officers, directors, equity owners, and agents harmless from against any and all Claims and pay any and all Damages (including for personal injury, property damage or loss, and third party suits) attributable to the Purchased Assets and arising from events first occurring or conditions first existing from and after the Closing.

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3.3. Deliveries of Seller.  At the Closing, Seller will deliver (or cause to be delivered) to Purchaser each of the following items:

(a)   Master Bills of Sale. One or more Master Bills of Sale, each substantially in the form of Exhibit 3.3(a), duly executed by the Seller and dated as of the Closing Date;

(b)   Assignments and Assumptions of Intangible Assets. One or more Assignments and Assumptions of Intangible Assets, each substantially in the form of Exhibit 3.3(b), duly executed by the Seller and dated as of the Closing Date;

(c)  Officer’s Certificates.  A certificate from Seller duly executed by an authorized officer thereof certifying as to the fulfillment of each condition specified in Sections 10.1(a) and 10.1(b) and dated as of the Closing Date;

(d)   Corporate Authorizations.  Copies of the resolutions of Seller, certified by the Secretary or Assistant Secretary thereof as being correct and complete and then in full force and effect, authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Contemplated Transactions;

(e)   Mutual Release.  In consideration for payment of the Cash Payment, Seller shall deliver a mutual release by Seller in favor of Purchaser and by Purchaser in favor of Seller on terms mutually acceptable to the Parties; and

(f)   Miscellaneous.  Any and all other documents, instruments, or agreements contemplated by this Agreement or as are necessary or appropriate or reasonably requested by Purchaser to fully consummate the Contemplated Transactions, in each case in form and substance reasonably satisfactory to Purchaser, duly executed, and dated as of the Closing Date.

3.4. Deliveries of Purchaser.  At the Closing, Purchaser will deliver (or cause to be delivered) to Seller each of the following items:

(a)   Cash Payment.  The Cash Payment, against delivery of the items specified in Section 3.3 and in accordance with Section 2.3;

(b)   Note Payment.  A signed promissory note in accordance with Section 2.3.

(c)   Officer’s Certificates.  A certificate of Purchaser duly executed by an authorized officer thereof certifying as to the fulfillment of each condition specified in Sections 10.2(a) and 10.2(b) and dated as of the Closing Date;

(d)   Corporate Authorizations.  Copies of the resolutions of Purchaser, certified by the Secretary or Assistant Secretary thereof as being correct and complete and then in full force and effect, authorizing the execution of this Agreement and the Transaction Documents; and

(e)   Miscellaneous.  Any and all other documents, instruments, or agreements contemplated by this Agreement or as are necessary or appropriate or reasonably requested by Seller to fully consummate the Contemplated Transactions, in each case in form and substance reasonably satisfactory to Seller, duly executed, and dated as of the Closing Date.

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ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SELLER

As a material inducement to Purchaser to enter into this Agreement and consummate the Contemplated Transactions, Seller represents and warrants to the Purchaser that the statements contained in this Article IV are correct and complete as of the date of this Agreement, and will be correct and complete as of the Closing (unless any such representation or warranty speaks to an earlier date, in which case the statements contained in such representation or warranty will be correct and complete as of such date) as though made then and as though the Closing were substituted for the date of this Agreement throughout this Article IV:

4.1. Organization.

(a)   Apollo Diamond, Inc. is a corporation, duly organized, validly existing, and in good standing under the Laws of the State of Delaware.

(b)   Seller is duly qualified or licensed to conduct its business as a foreign entity and is in good standing under the Laws of each jurisdiction where such qualification or license is required, except where the failure to be so qualified as would not, individually or in the aggregate, have a Material Adverse Effect.

4.2. Power and Authority.

(a)   Seller has the requisite corporate power and authority necessary to own, lease, or operates its properties and assets and carries on its business as presently conducted.

(b)   Seller has the requisite corporate power and authority to execute and deliver this Agreement, the Transaction Documents and the other documents contemplated hereby, to perform its obligations hereunder and thereunder, and to consummate the Contemplated Transactions.

4.3. Authorization.  Seller has taken all corporate actions necessary to authorize the execution and delivery of this Agreement, the Transaction Documents and the other documents contemplated hereby to which such Seller is a party, the performance of such Seller’s obligations hereunder and thereunder, and the consummation of the Contemplated Transactions. This Agreement, the Transaction Documents, and the other documents contemplated hereby has been duly authorized, approved, executed, and delivered by Seller. This Agreement constitutes and, as of the Closing, the Transaction Documents and the other documents required to be executed and delivered by Seller at the Closing will each constitute, a valid and legally binding obligation of Seller and, assuming the due authorization, execution, and delivery thereof by the other parties hereto and thereto, enforceable against Seller in accordance with its terms and conditions.

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4.4. Noncontravention.  Neither the execution and delivery by Seller of this Agreement, the Transaction Documents or any other documents contemplated hereby, nor the performance by Seller of its obligations hereunder or thereunder, nor the consummation by Seller of the Contemplated Transactions, will (a) violate any provision of the Organizational Documents of Seller, (b) violate any Permit, Law, Order, or other restriction of any Governmental Authority to which Seller or any of the Purchased Assets is subject or bound, (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel or require any notice under, or result in the creation of any Lien upon any of the Purchased Assets under any Contract to which Seller is a party or by which Seller or any of the Purchased Assets is subject or bound, or (d) require Seller to give any notice to, make any filing with, or obtain any Consent of any Governmental Authority or other third party, in each case in clauses (b), (c), and (d) except as would not, individually or in the aggregate, have a Material Adverse Effect.

4.5. Assets.  Seller owns good and marketable title, free and clear of all Liens other than Permitted Encumbrances, to all of the Purchased Assets. Immediately after the Closing, Purchaser shall have good and marketable title to all of the Purchased Assets, free and clear of all Liens. The Purchased Assets have been maintained in accordance with past practice, are in sufficient operating condition and repair (subject to normal wear and tear) suitable for the purposes for which they are presently or were most recently used in the Business.

4.6. Absence of Undisclosed Liabilities.  Seller does not have, and as of the Closing, will not have, any obligation or Liability (in any case, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due), other than those Liabilities specifically enumerated by Seller. Seller hereby agrees to utilize the Cash Payment and Note Payment, as necessary, to retire such enumerated Liabilities.

4.7. Legal Compliance.  The Business is in material compliance with all Laws applicable to the Business or any of the Purchased Assets. Except as set forth on Schedule 4.7, no Proceeding or Claim has been received by Seller or filed, commenced or, to the Knowledge of Seller, threatened against Seller, in each case with respect to the Business and the Purchased Assets, alleging a violation of or liability or potential responsibility under any law.

4.8. Litigation; Proceedings.  Except as set forth on Schedule 4.8, there are no material Proceedings or Claims pending or, to Seller’s Knowledge, threatened against or affecting Seller and relating to the Business or the Purchased Assets, or to which the Purchased Assets may be bound or affected, at Law or in equity, or before or by any Governmental Authority; Seller is not subject to any Order with respect to the Business or the Purchased Assets.

4.9. Environmental Matters.  Seller has not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated the Business or any property or facility (and no such property or facility is contaminated with such substance) so as to give rise to any Liability or corrective or remedial obligation under any Environmental, Health and Safety Laws as would have a Material Adverse Effect. Seller and its predecessors are and have been in compliance with and have complied with all Environmental, Health and Safety Laws, and no Proceeding or Claim has been filed or commenced against Seller alleging any failure to so comply, in each case as would have a Material Adverse Effect. Seller has not, either expressly or by operation of law, assumed or undertaken any Liability of any other Person under any Environmental, Health and Safety Laws.

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4.10. Tax Matters.  (a) Seller has timely filed (or joined in the filing of) all Tax Returns required by applicable Law to be filed by Seller (taking into account any extensions of time within which to file); (b) all such Tax Returns were true, correct and complete in all respects; all Taxes owing by Seller (whether or not shown on any Tax Return) have been paid; (c) there is no Proceeding or Claim concerning any Seller Taxes either claimed or raised by any Tax authority in writing; (d) no written Claim has been made by any Tax authority in a jurisdiction where Seller does not currently file a Tax Return that it is or may be subject to any Tax by such jurisdiction, nor has any such assertion been threatened or proposed in writing; (e) Seller does not have any outstanding request for any extension of time within which to pay Taxes or file any Tax Returns; (f) there are no outstanding waivers or extensions of any applicable statute of limitations for the assessment or collection of any Taxes; (g) Seller is not a “foreign person” within the meaning of Section 1445 of the Code; (h) Seller is not a party to, or bound by, any Tax allocation, Tax indemnity, Tax sharing, or similar agreement or arrangement that imposes or could impose liability on Seller for the Taxes of another Person (other than any other Seller); (i) Seller does not have any material liability for the Taxes of another Person, consolidated group or combined group under Treasury Regulation Section 1.1502‐6 or any similar provision of applicable Law, including as a transferee or successor, (j) Seller has withheld and paid all material Taxes required to be withheld by Seller in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; and (k) no material liens for Taxes exist with respect to Seller’ assets.

4.11. Absence of Certain Developments.  Prior to the date hereof:

(a)   Seller has not sold, leased, transferred or assigned any of their assets, tangible or intangible, other than in the Ordinary Course of Business;

(b)   Seller has not entered into any Contract outside the Ordinary Course of Business, except for Contracts entered into in connection with Seller’ strategic sale or restructuring process (excluding contingent sales agreements);

(c)   Seller has not accelerated, terminated, modified or canceled any material Contract to which any Seller is a party or by which any Seller is bound and, to Seller’ the Knowledge, no party intends to take any such action;

(d)   Seller has not suffered or imposed any Lien (other than any Permitted Encumbrances) upon any of its assets, tangible or intangible;

(e)   Seller has not canceled, compromised, waived, or released any right or Claim outside the Ordinary Course of Business;

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(f)   Seller has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to their properties or the Purchased Assets;

(g)   To Seller’s Knowledge, there has not been any other occurrence, event, incident, action, failure to act or transaction outside the Ordinary Course of Business involving the Business or the Purchased Assets; and

(h)   Seller has not committed to do any of the foregoing.

4.12. Contracts.  Seller is not a party to any Contract or other agreement affecting the Purchased Assets or their use in the Business.

4.13. Customers and Suppliers.  No material supplier of Seller has indicated that it shall stop, or materially decrease the rate of, supplying, products to Seller for the Business.

4.14. Accounts Receivable.  Seller has no accounts receivable as of the date hereof.

4.15. Broker Fees.  Seller is solely liable for any and all fees, commissions, or other compensations to any broker, finder, or agent retained by any Seller, if any, with respect to the Contemplated Transactions.

4.16. No Preferential Purchase Rights.  There are no preferential purchase rights, options or other similar rights in any Person, not a party to this Agreement, to purchase or acquire any interest in the Purchased Assets, in whole or in part.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

As a material inducement to Seller to enter into this Agreement and to consummate the Contemplated Transactions, Purchaser represents and warrants to Seller that the statements contained in this Article V are correct and complete as of the date of this Agreement, and will be correct and complete as of the Closing Date (unless any such representation or warranty speaks to an earlier date in which case, the statements contained in such representation or warranty will be correct and complete as of such date) as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V:

5.1. Organization.

(a)   Scio Diamond Technology Corporation is a corporation duly incorporated, validly existing, and in good standing under the Laws of the State of Nevada.

(b)   Purchaser is duly qualified or licensed to conduct its business as a foreign entity and is in good standing under the Laws of each jurisdiction where such qualification or license is required, except where the failure to be so qualified would not individually or in the aggregate have a material adverse effect on the ability of Purchaser to perform their obligations under this Agreement or the Transaction Documents or to consummate the Contemplated Transactions.

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5.2. Power and Authority.

(a)   Purchaser has the requisite corporate power and authority necessary to own, lease, or operate its properties and assets and carry on its business as presently conducted.

(b)   Purchaser has the requisite corporate power and authority to execute and deliver this Agreement, the Transaction Documents and the other documents contemplated hereby, to perform its obligations hereunder and thereunder, and to consummate the Contemplated Transactions.

5.3. Authorization.  Purchaser has taken all corporate actions necessary to authorize the execution and delivery of this Agreement, the Transaction Documents and the other documents contemplated hereby, the performance of Purchaser’s obligations hereunder and thereunder, and the consummation of the Contemplated Transactions. This Agreement, the Transaction Documents and the other documents contemplated hereby have been duly authorized, approved, executed, and delivered by such Purchaser. This Agreement constitutes and, as of the Closing, the Transaction Documents and other documents required to be executed and delivered by Purchaser at the Closing will each constitute, a valid and legally binding obligation of Purchaser and, assuming the due authorization, execution, and delivery thereof by the other parties hereto and thereto, enforceable against such Purchaser in accordance with its terms and conditions.

5.4. Noncontravention.  Neither the execution and delivery by Purchaser of this Agreement, the Transaction Documents or any other documents contemplated hereby, nor the performance by Purchaser of its obligations hereunder or thereunder, nor the consummation by Purchaser of the Contemplated Transactions, will (a) violate any provision of the Organizational Documents of Purchaser or any Law, Order, or other restriction of any Governmental Authority to which Purchaser or its assets are subject or bound, (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material Contract or material Lien to which any Purchaser is a party or by which Purchaser or its assets is subject or bound, in each case in all of the clauses above except as would not, individually or in the aggregate, materially adversely affect the ability of Purchaser to consummate the Contemplated Transactions or perform its obligations under this Agreement.

5.5. Consents.  No Consent of any Governmental Authority is required by Purchaser in connection with the execution, delivery, and performance of this Agreement by Purchaser and the consummation of the Contemplated Transactions by Purchaser.

5.6. Financing.  Subject to the conditions set forth in Article X, Purchaser will have at the Closing sufficient funds to timely and fully pay the Cash Payment (in accordance with Section 2.3) and consummate the Contemplated Transactions in accordance with the terms hereof.

5.7. Litigation.  As of the date of this Agreement, there is no Claim, Proceeding or Order pending or, to the Knowledge of Purchaser, threatened against Purchaser, or to which Purchaser is otherwise a party relating to this Agreement or the Contemplated Transactions that would have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or the Transaction Documents or to consummate the Contemplated Transactions.

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5.8. No Material Adverse Change.  There has not been:

(a)   any amendment to the Organizational Documents of Purchaser; or

(b)    any event outside the Ordinary Course of Business that has had or would reasonably be expected to have a Material Adverse Effect on Purchaser.

5.9. Broker Fees.  Purchaser is solely liable for any and all Liability to pay any fees, commissions, or other compensations to any broker, finder, or agent retained by any Purchaser with respect to the Contemplated Transactions.

5.10. “AS IS, WHERE IS.”  It is understood that Purchaser take the Purchased Assets “as is, where is.” Except as specifically set forth in this Agreement or the Transaction Documents, Purchaser explicitly acknowledges that Seller makes no representations or warranties, express or implied, with respect to the Purchased Assets or the Business. Purchaser acknowledges that it has conducted its own due diligence and has made such investigations as it has deemed appropriate and such other inquiries as it has deemed necessary or desirable to satisfy itself as to the condition, operations, and prospects of the Purchased Assets and the Business.

ARTICLE VI.
PRECLOSING COVENANTS

The Parties agree as follows with respect to the Interim Period:

6.1. General.  Each Party agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable Law or otherwise to consummate, make effective, and comply with all of the terms of this Agreement and the Contemplated Transactions, including (a) providing all information and making all filings necessary in connection herewith and therewith, and (b) satisfying, but not waiving, the conditions precedent set forth in Article X.

6.2. Notices and Consents.  As promptly as practicable following the date hereof, each Party will give any notices to, make any filings with, and use all commercially reasonable efforts to obtain the Consents of third parties and Governmental Authorities required to consummate, make effective, and comply with all of the terms of this Agreement and the Contemplated Transactions, and will use all commercially reasonable efforts to agree jointly on a method to overcome any objections by any third party or Governmental Authority to this Agreement or the Contemplated Transactions. Subject to applicable Law, the Parties shall cooperate with each other in exchanging information and assistance in connection with obtaining any Consents of third parties and Governmental Authorities and shall promptly provide to the other Parties or their representatives copies of all filings made with any third party or Governmental Authority with respect to this Agreement or the Contemplated Transactions.

6.3. Preservation of Purchased Assets and Business.  Seller shall use commercially reasonable efforts to (a) preserve Seller’ current Business and the Purchased Assets substantially intact, including Seller’s present customer and supplier relationships, and (b) maintain the Purchased Assets in good working order and condition, normal wear excepted. Without limiting the generality of the foregoing, from the date hereof through the Closing Date, Seller shall not, without the prior written consent of Purchaser, take any of the following actions:

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(i) Take any action or omit to take any action, the taking or omission of which, could reasonably be expected to have a Material Adverse Effect or to Seller’ Knowledge violate in any material respect this Agreement;

(ii) Enter into any Contract that would restrict or impair in any material way the conduct of the Business or the Purchased Assets;

(iii) (iii) Sell, transfer or otherwise dispose of or cause a Lien to exist on the Purchased Assets; or

(iv) Authorize or enter into an agreement to do any of the foregoing.

6.4. No Shop.

(a)   During the Interim Period, Seller, or any agent or advisor to Seller, or any Affiliate of Seller shall not, directly or indirectly, through any officer, director, employee, agent, professional, advisor, other representative or otherwise, (1) solicit, initiate, knowingly encourage or knowingly facilitate any proposal or offer from any third party (other than Purchaser or any Affiliate of Purchaser) relating to any acquisition, divestiture, business combination, or reorganization or similar transaction involving any portion of the Business or the Purchased Assets, whether structured as a financing or refinancing or otherwise (a “Competing Transaction”), (2) enter into discussions or negotiations regarding a Competing Transaction, (3) furnish any information with respect to, enter into any agreement or understanding with respect to, otherwise assist or participate in, or facilitate in any other manner any Competing Transaction (including executing any confidentiality agreement with any other third party with respect to a Competing Transaction), or (4) waive any rights under any existing standstill or waiver agreements (any actions described in clauses (1) through (4) are “Prohibited Transactions”).

(b)   Notwithstanding the foregoing provisions, in the event Seller receives an unsolicited bona fide offer or proposal for a Competing Transaction prior to the Closing and Seller’s Board of Directors concludes in good faith (after consultation with its outside financial and legal advisors) that such offer or proposal constitutes or is reasonably likely to result in a Superior Proposal, then, Seller may, and may permit their subsidiaries and representatives to, take any Prohibited Transaction described in sub‐clauses (2) or (3) of clause (a) above (other than enter into any agreement); provided that (x) prior to providing any nonpublic information permitted to be provided pursuant to this sentence, Seller shall have entered into a confidentiality agreement with such third party on customary terms and which in any event is no less favorable to Seller than the confidentiality agreement entered into with Purchaser in connection with the Contemplated Transactions, and (y) concurrently with providing such information, Seller shall also furnish to Purchaser a copy of any confidential data or information being furnished to any third party pursuant to this Section to the extent not previously furnished to Purchaser.

(c)   Seller shall promptly (within 24 hours) advise Purchaser orally and in writing following receipt of (1) any offer or proposal for a Competing Transaction or indication by any Person that it is considering making an offer or proposal relating to a Competing Transaction, (2) any request for nonpublic information relating to Seller or access to the properties, books or records of Seller, other than requests in the Ordinary Course of Business and unrelated to an offer or proposal relating to a Competing Transaction, or (3) any inquiry or request for discussions or negotiations regarding an offer or proposal relating to a Competing Transaction. Seller shall promptly (within 24 hours) provide Purchaser with a copy (if in writing) and summary of the related material terms of any such offer or proposal or request (including the identity of the Person making or considering such offer or proposal or making such request and shall keep Purchaser apprised of any material developments and discussions on a reasonably current basis (and in any event within 24 hours).

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(d)   Notwithstanding anything herein to the contrary, prior to entering into an agreement in connection with any Competing Transaction, (1) Seller shall provide prior written notice to Purchaser, at least 48 hours in advance (the “Notice Period”), of its intention to take such action with respect to such Competing Transaction, specifying the material terms and conditions of any such Competing Transaction (including the identity of the party proposing to effect such Competing Transaction) and furnishing to Purchaser a copy of the relevant proposed transaction agreements with the party proposing to effect such Competing Transaction and other material documents and (2) during the Notice Period, and in any event prior to taking such action, Seller shall negotiate, and shall cause its financial and legal advisors to negotiate, with Purchaser in good faith (to the extent Purchaser desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such proposal or offer for a Competing Transaction ceases to constitute a Superior Proposal.

(e)   At any time prior to the Closing, Seller may terminate this Agreement and concurrently with such termination, upon payment to Purchaser of the Termination Fee and Purchaser’s Reimbursable Expenses, enter into a definitive agreement with respect to a Superior Proposal if the Board of Directors of Seller determines in good faith, after consultation with Seller’s outside legal counsel, that in light of such Superior Proposal such action is required in order for Seller’s Board of Directors to comply with its fiduciary obligations under applicable Law, provided that Seller has otherwise strictly complied with all of their obligations in this Section 6.4. Such agreement to pay the Termination Fee and Purchaser’s Reimbursable Expenses is, in part, based on Seller recognizing Purchaser’s expenditure of time, energy, and resources in connection with this Agreement. The payment of the Termination Fee and Expense Reimbursement shall be governed by the provisions of this Agreement. Except as may be negotiated as part of a Superior Proposal, under no circumstances will a break‐up fee, expense reimbursement or other similar bid protections be provided by Seller to any potential bidder or bidders for any portion of the Business or the Purchased Assets, other than Purchaser.

6.5. Public Announcement.  Seller and Purchaser shall consult with and provide each other the opportunity to review and comment upon any press release or other public statement, if any, prior to the issuance of such press release or other public statement relating to this Agreement or the Contemplated Transactions, and shall coordinate the timing of any such press release or other public statement.

6.6. Notices of Certain Events. Seller shall promptly notify Purchaser of:

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(a)   Any written communication or written notice from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the Transactions;

(b)   Any material written communication from any Governmental Authority in connection with or relating to the Transactions; and

(c)   Any Material Adverse Effect on the Purchased Assets.

ARTICLE VII.
EMPLOYEE MATTERS

7.1. Offers of Employment.  Purchaser or any Affiliate of Purchaser shall be entitled, but not obligated, to make offers of employment to such of the Seller Employees as Purchaser or such Affiliate of Purchaser shall determine and on such terms as Purchaser or such Affiliate determines (each, an “Offer of Employment”). In connection therewith, Seller shall permit Purchaser and their representatives and Affiliates to have access, at reasonable times and upon reasonable notice, to all Seller Employees for conducting interviews and evaluations to assess whether Purchaser or any Affiliates thereof desires to extend Offers of Employment to any of the Seller Employees.

7.2. Terms of Employment and Transition.  In the event Purchaser or any Affiliate thereof extends an Offer of Employment to a Seller Employee, and such Seller Employee accepts employment with Purchaser or such Affiliate (each, a “Transferred Employee”), employment of such Transferred Employee by Purchaser or such Affiliate shall be on the terms of the Offer of Employment applicable to each such Transferred Employee, if any.

7.3. Employee Benefits.

(a)   Seller shall be Liable for the payment of all wages, compensation, and other remuneration due as of the Closing Date to each Seller Employee, and Seller shall be Liable for all payments or contributions required to be made to any Employee Benefit Plans of Seller.

(b)   Effective as of Closing and thereafter, Purchaser (or an Affiliate thereof) shall provide, or cause to be provided, under Purchaser’s plans or otherwise, continuation health coverage with respect to Seller Employees; provided, however, that Seller (or an Affiliate thereof) shall, at their sole expense, be solely responsible for providing any and all notices and/or elections required by COBRA, and by Seller’ agreements, policies, plans or practices.

7.4. Miscellaneous.  Notwithstanding any provision to the contrary in this Agreement, nothing expressed or implied in this Agreement shall confer upon any Seller Employee (including any Transferred Employee) any rights or remedies of any nature or kind whatsoever, including any right to employment or continued employment for any specified period by Purchaser or any Affiliate thereof, or restrict in any way the right of Purchaser or any such Affiliate to terminate employment of any Transferred Employee.

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ARTICLE VIII.
TAX MATTERS

8.1. Purchase Consideration Allocation.  Seller and Purchaser shall negotiate in good faith prior to the Closing to agree upon an allocation of the Cash Payment and Note Payment among the Purchased Assets (the “Purchase Consideration Allocation”). In the event the Parties are unable to finalize the Purchase Consideration Allocation prior to the Closing then the Parties shall attempt to finalize the Purchase Consideration Allocation within sixty (60) days after the Closing Date, provided, however, the Parties shall not be obligated to reach an agreement. If an agreement is reached, the Parties shall treat and report (and, if necessary, to cause each of their respective Affiliates to so treat and report) the sale and purchase of the Purchased Assets for all federal, state and local Tax purposes in a manner consistent with the agreed Purchase Consideration Allocation and shall not take any position on their respective Tax Returns that is inconsistent with such Purchase Consideration Allocation. Without limiting the generality of the preceding sentence, the Purchase Consideration Allocation will be reflected in Form 8594 that will be filed by Seller and Purchaser in accordance with Section 1060 of the Code and in any other filings under the Code. The Parties recognize that the Purchase Consideration Allocation shall not include Purchaser’s acquisition expenses and that Purchaser will allocate such expenses appropriately.

8.2. Tax Allocation.  For any ad valorem or similar property Taxes where the applicable Tax period begins before the Closing Date and ends after the Closing Date (the “Straddle Period”), such Taxes shall be allocated between the pre‐Closing and post‐Closing portion of the Straddle Period as described herein. The amount of such Taxes for the Straddle Period allocated to the portion of the period ending on the Closing Date shall be the total of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days from the beginning of such Straddle Period to and including the Closing Date and the denominator of which is the total number of days in the entire Straddle Period. The balance of such taxes shall be allocated to the portion of the Straddle Period beginning after the Closing Date.

ARTICLE IX.
POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing Date:

9.1. Books and Records.  At the Closing, or such subsequent date as the Parties may mutually agree, Seller shall deliver, or cause to be delivered, to Purchaser the Transferred Books and Records, provided that such delivery shall not include any Retained Books and Records and shall be at Seller’ sole cost and expense.

9.2. Computer Software.  Seller agree to use commercially reasonable efforts to provide Purchaser with a sublicense with respect to any Computer Software (in accordance with the terms of any primary license relating thereto) reasonably requested by Purchaser as being necessary in the operation of the Purchased Assets, or in the alternative to provide reasonable access to Purchaser to such information relating to the Purchased Assets that is embodied in such Computer Software.

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9.3. Monies Collected.  To the extent any payments of trade accounts receivable, credit card receipts or other monies that are for the account of Seller are received by any Purchaser, such Purchaser shall, within three (3) Business Days of receipt thereof, advance to Seller the amount of any such payments together with any documentation received by such Purchaser in connection therewith. To the extent any payments of trade accounts receivable, credit card receipts, or other monies that are for the account of Purchaser are received by a Seller, such Seller shall, within three (3) Business Days of receipt thereof, advance to Purchaser the amount of any such payments together with any documentation received by such Seller in connection therewith.

9.4. Survivability.  The representations and warranties and pre‐Closing covenants and obligations of Seller and of Purchaser in Article IV, Article V and Article VI of this Agreement shall not survive the Closing.

ARTICLE X.
CONDITIONS TO CLOSING

10.1. Conditions Precedent to Obligation of Purchaser.  The obligations of Purchaser to consummate the Contemplated Transactions and take any other action required to be taken by Purchaser at the Closing or thereafter are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Purchaser in whole or in part:

(a)   Accuracy of Representations and Warranties.  The representations and warranties of Seller set forth in this Agreement shall have been and be true and correct in all respects (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality qualifications contained in such representations and warranties shall be disregarded) as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent representations and warranties speak as of a specified date, which representation and warranties shall have been true and correct as of such date), except for failures that would not, individually or in the aggregate, have a material adverse effect on the Purchased Assets, Business, or the ability of Seller, in each case taken as a whole, to perform their obligations under this Agreement or consummate the Contemplated Transactions.

(b)   Compliance with Obligations.  Seller must have performed and complied with all of its covenants and obligations required by this Agreement to be performed or complied with at or prior to the Closing in all material respects.

(c)   No Legal Proceedings.  There shall be no Claim, Proceeding, or Order pending against Seller (excluding such by or at the direction of Purchaser or any Affiliates thereof) or against any Purchaser (excluding such by or at the direction of Seller or any Affiliates thereof) by or before any Governmental Authority that would reasonably be expected to have the effect of or seek to challenge, restrain, prohibit, invalidate, interfere with, or collect Damages arising out of, the Contemplated Transactions.

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(d)   Consents.  Seller’s stockholders shall approve this Agreement and the Contemplated Transactions pursuant to Seller’s corporate governance and organizational documents requirements.

(e)   Financing of Purchaser.  Prior to Closing, Purchaser shall have procured funding to make the Cash Payment set forth in Section 2.3 that is necessary in connection with the consummation of the Contemplated Transactions.

(f)   Closing Deliveries.  Purchaser shall have delivered, or caused to be delivered, at the Closing each item described in Section 3.3.

10.2. Conditions Precedent to Obligations of Seller.  The obligation of Seller to consummate the Contemplated Transactions and take any other action required to be taken by Seller at the Closing or thereafter is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived by Seller in whole or in part:

(a)   Accuracy of Representations and Warranties.  The representations and warranties of Purchaser set forth in this Agreement shall have been and be true and correct in all respects (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality qualifications contained in such representations and warranties shall be disregarded) as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent representations and warranties that speak as of a specified date, such representation and warranties shall have been true and correct as of such date), except for failures that would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to perform their respective obligations under this Agreement or consummate the Contemplated Transactions.

(b)   Compliance with Obligations.  Purchaser must have performed and complied with all of their respective covenants and obligations required by this Agreement to be performed or complied with at or prior to the Closing in all material respects.

(c)   No Legal Proceedings.  There shall be no Claim, Proceeding, or Order pending against any Purchaser (excluding such by or at the direction of Seller) by or before any Governmental Authority that may have the effect of or seek to challenge, restrain, prohibit, invalidate, interfere with, or collect Damages arising out of, the Contemplated Transactions.

(d)   Closing Deliveries.  Purchaser shall have delivered, or caused to be delivered, at the Closing each item described in Section 3.4.

ARTICLE XI.
TERMINATION

11.1. Termination of Agreement.  The Parties may terminate this Agreement as provided below:

(a)   Mutual Consent.  Purchaser and Seller may terminate this Agreement as to all Parties by mutual written consent at any time prior to the Closing by written instrument authorized by the respective Boards of Directors of Seller and Purchaser.

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(b)   By Purchaser.  Purchaser may terminate this Agreement by giving written notice to Seller at any time prior to the Closing in the event that Seller has breached any representation, warranty, or covenant contained in this Agreement to such an extent that the conditions set forth in Sections 10.1 shall not have been satisfied, or cannot be satisfied by September 1, 2011 (the “Termination Date”); provided, that Purchaser shall have provided written notification to Seller of such breach and the breach shall have continued without cure for a period of ten (10) days after delivery of the notice of such breach. At its sole and absolute discretion, Purchaser has the right to waive termination or agree to extend any deadlines under this Section 11.1(b).

(c)   By Seller.  Seller may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing in the event that Purchaser has breached any representation, warranty, or covenant contained in this Agreement to such an extent that the conditions set forth in Sections 10.2 shall not have been satisfied, or cannot be satisfied by the Termination Date; provided, that Seller shall have provided written notification to Purchaser of such breach and the breach shall have continued without cure for a period of ten (10) days after delivery of the notice of breach.

(d)   By Either Party.  Seller or Purchaser may terminate this Agreement by giving written notice to the other Party if (i) any court of competent jurisdiction or any other Governmental Authority in a suit instituted by a third party or a Governmental Authority shall have issued an Order or shall have taken any other action prior to the Termination Date permanently enjoining, restraining, or otherwise prohibiting the Contemplated Transactions or a material portion thereof, (ii) the Closing has not occurred by the Termination Date, provided, that the Party electing to terminate shall not have caused such failure to close.

11.2. Effect of Termination.

(a)   If either Party terminates this Agreement pursuant to Section 11.1, all rights and obligations of the Parties under this Agreement shall terminate; provided, that the rights and obligations of the Parties under this Section 11.2 (Effect of Termination), any provisions regarding the interpretation or enforcement of this Agreement, and Article XII (Miscellaneous) will survive any such termination.

(b)   Notwithstanding any other provision of this Agreement, in no event shall Seller or be entitled to recover any out‐of‐pocket Damages caused by any breach by Purchaser of this Agreement.

ARTICLE XII.
MISCELLANEOUS

12.1. Waiver.  Any term or provision of this Agreement may be waived in writing at any time by the Party which is entitled to the benefits thereof. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect such Party’s right at a later time to enforce the same. No waiver by any Party of a condition or of the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation, or warranty of this Agreement.

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12.2. Notices.  All notices, requests, demands, Claims, Consents, or other communications required or authorized hereunder shall be in writing and shall be deemed to have been duly given by the applicable Party if personally delivered, sent by facsimile with receipt acknowledged, sent by a recognized commercial overnight delivery service which guarantees next Business Day delivery, sent by U.S. registered or certified mail return receipt requested and postage prepaid, or otherwise actually received by the other Party at the address of the intended recipient set forth below:

If to Seller:                                           Apollo Diamond, Inc.
PO Box 670
Framingham, MA 01704

If to                                Scio Diamond Technology
Purchaser:                                Corporation

109 Thornblade Blvd.
Greer, SC 29650

All such notices and communications shall be deemed to have been received if personally delivered, at the time delivered by hand; if mailed, three (3) Business Days after being deposited in the mail; if faxed, upon confirmation of receipt if the confirmation is between 9:00 a.m. and 5:00 p.m. local time of the recipient on a Business Day, otherwise on the first Business Day following confirmation of receipt; and, if sent by overnight air courier, on the next Business Day after timely delivery to the courier.

Either Party may change the address to which notices, requests, Claims, Consents, and other communications hereunder are to be delivered by giving the other Party prior written notice thereof in the manner herein set forth in this Section 12.2.

12.3. Further Assurances.  Each of the Parties hereby agrees that after Closing it will execute and deliver such additional documents and will use commercially reasonable efforts to take or cause to be taken such further action as may be necessary or desirable, or as the other Party may reasonably request, to close and make effective the Contemplated Transactions.  After the Closing, each Party, at the request of the other Party, and without additional consideration, shall execute and deliver, from time to time, such additional documents of conveyance and transfer as may be necessary to accomplish the orderly transfer of the Purchased Assets and Business to Purchaser in the manner contemplated in this Agreement.

12.4. Expenses.  Except as otherwise expressly provided in this Agreement, each of the Parties shall pay all costs and expenses incurred or to be incurred by it and its advisors and representatives in connection with any negotiations respecting this Agreement and Contemplated Transactions, including preparation of documents, obtaining any necessary regulatory approvals, and the consummation of the other transactions contemplated hereby.

12.5. Successors and Assigns.  This Agreement, and all rights and powers granted hereby, will bind and inure to the benefit of the Parties and their respective successors and permitted assigns.

12.6. Third Party Beneficiaries.  This Agreement and any agreement contained, expressed, or implied herein, shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

12.7. Time of the Essence.  Time is of the essence in the performance of all covenants and obligations under this Agreement.

12.8. Assignment.  Neither this Agreement nor any Party’s rights, interests, or liabilities hereunder may be assigned, transferred, conveyed, or pledged by operation of law or otherwise; provided, that Purchaser may transfer and assign prior to the Closing all or any portion of its rights and liabilities pursuant to this Agreement to an Affiliate thereof but Purchaser shall not be relieved of their obligations hereunder as a result of such assignment.

12.9. Governing Law; Venue.  THIS AGREEMENT, THE TRANSACTION DOCUMENTS, AND THE LEGAL RELATIONS BETWEEN THE PARTIES WITH RESPECT TO THIS AGREEMENT, SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MINNESOTA WITHOUT REGARD TO RULES CONCERNING CONFLICTS OF LAWS. Purchaser and Seller agree that the Courts of the State of Minnesota shall have exclusive jurisdiction over all disputes and other matters relating to (a) the interpretation and enforcement of this Agreement or any ancillary document executed pursuant hereto, and (b) the Purchased Assets, and Seller expressly consents to and agrees not to contest such exclusive jurisdiction. The Parties waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the bringing of any such Claim or Proceeding in such jurisdiction.

12.10. Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

12.11. Entire Agreement; Amendment.  This Agreement (including any documents referred to in this Agreement) constitutes the entire agreement between the Parties with respect to the Contemplated Transactions and supersedes any prior understandings, negotiations, statements, discussions, correspondence, offers, agreements, or representations by the Parties, written or oral, relating in any way to the subject matter of this Agreement and the Contemplated Transactions. No modification, amendment, or supplement of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. Without limiting the generality of the preceding sentence, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement will be binding unless hereafter made in writing and signed by the Party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement, except as otherwise specifically agreed to by the Parties in writing.

12.12. Counterparts.  This Agreement may be executed by Purchaser and Seller in one or more counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument. A facsimile transmission of a signed copy of this Agreement shall be effective as a valid and binding agreement between the Parties for all purposes.

12.13. Certain Limitations.  NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT (OR ANY OTHER AGREEMENT RELATED HERETO) TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY BE LIABLE (OR ENTITLED TO RECOVER) UNDER, OR IN RESPECT OF, THIS AGREEMENT FOR EXEMPLARY, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES.

[Signature Page Follows]

~#4829-3509-2240 v.1~

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.

APOLLO DIAMOND, INC.

By:           Robert C. Linares
Its:           Chairman

SCIO DIAMOND TECHNOLOGY CORPORATION

By:           Joseph D. Lancia
Its:           Chief Executive Officer

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SCHEDULE 2.1(a)

DIAMOND GROWERS AND RELATED EQUIPMENT:

[Redacted—Confidential]

~#4829-3509-2240 v.1~

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SCHEDULE 2.1(c)

OTHER EQUIPMENT:

[Redacted—Confidential]

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SCHEDULE 2.1(e)

CONTRACTS:

[Redacted—Confidential]

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SELLER CLAIMS AND WARRANTIES:

[Redacted—Confidential]

~#4829-3509-2240 v.1~

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SCHEDULE 4.7

PROCEEDING OR CLAIM RECEIVED BY SELLER:

[Redacted—Confidential]

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SCHEDULE 4.8

PROCEEDINGS OR CLAIMS BEFORE A GOVERNMENTAL AGENCY:

[Redacted—Confidential]

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SCHEDULE 3.3(a)

MASTER BILL OF SALE

THIS MASTER BILL OF SALE AREEMENT (the "Bill of Sale") is made this ___ day of _______, 2011, by and between APOLLO DIAMOND, INC., a corporation duly organized under the laws of the State of Delaware ("Seller"), and SCIO DIAMOND TECHNOLOGY CORPORATION, a corporation duly organized under the laws of the State of Delaware ("Purchaser"). Seller and Purchaser may be referred to in this Bill of Sale collectively as the “Parties” and individually and a “Party.” Capitalized terms used herein without definition shall have the meaning ascribed thereto in that certain Asset Purchase Agreement (defined below).

WITNESSETH

WHEREAS, Seller and Purchaser are parties to that certain Asset Purchase Agreement dated as of August 31, 2011 (the “Asset Purchase Agreement”), pursuant to which, among other things, Seller agreed to sell and transfer, and Purchaser agreed to purchase and accept, certain of the assets of Seller; and

WHEREAS, it is a condition to the Closing of the Asset Purchase Agreement that Seller enters into this Bill of Sale to sell to Purchaser the Transferred Assets (defined below).

NOW THEREFORE, in consideration of the payment by Purchaser of the Cash Payment and Note Payment and in further consideration of the mutual covenants and agreements contained in the Asset Purchase Agreement, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby covenant and agree as follows:

1. Transferred Assets.  For value received, the receipt and sufficiency of which is hereby acknowledged, effective as of ________ ___, 2011, Seller hereby sells, conveys, assigns, transfers and delivers to Purchaser, which hereby accepts, all its right, title and interest and benefit in and to certain of Seller’s property, assets, rights and privileges as mutually agreed to between the Parties (collectively, the “Transferred Assets”):

TO HAVE AND TO HOLD, all and singular, for its own use forever, the Transferred Assets hereby sold, assigned, transferred, conveyed and delivered, or intended so to be, unto Purchaser, its successors and assigns forever.

1. Excluded Assets.  For the avoidance of doubt, Seller shall not be deemed to have sold pursuant to this Bill of Sale any asset other than the Transferred Assets.

2. Assumption of Liabilities.  Purchaser hereby undertakes, assumes and agrees to perform, pay and discharge when due all liabilities and obligations accruing and required to be performed on or after the date hereof under any contracts related to the Transferred Assets.

3. Relationship with the Asset Purchase Agreement.  This Bill of Sale is intended to evidence the consummation of the transactions contemplated by the Asset Purchase Agreement. This Bill of Sale is made without representation or warranty except as provided in and by the Asset Purchase Agreement. This Bill of Sale is in all respects subject to the provisions of the Asset Purchase Agreement and is not intended to supersede, limit or qualify any provision of the Asset Purchase Agreement, except that the Schedules attached hereto (if any), shall take precedence over the schedules attached to the Asset Purchase Agreement for purposes of this Bill of Sale.

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4. Further Assurances.  Each Party hereby agrees on demand to make, execute, acknowledge and deliver any and all further documents and instruments, and to do and cause to be done all such further acts, reasonably requested by the other Party to evidence and/or in any manner to perfect the transfer and assignment to Purchaser of the Transferred Assets contemplated hereby. Subject to any contrary provisions of the Asset Purchase Agreement, Purchaser is hereby granted the irrevocable right and authority to collect for its own account all accounts and notes receivable and other items included in the Transferred Assets and to endorse with the name of Seller any checks received solely on account of any such accounts and notes receivable or such other items.

5. Successors.  This Bill of Sale shall inure to the benefit of and is binding upon the respective successors and assigns of Seller and Purchaser.

6. Risk of Loss.  The risk of loss, injury, destruction or damage to any of the Assets by fire or other casualty or occurrence shall remain with Seller until, and transfer to Purchaser.

7. Taxes and Fees.  Seller agrees to indemnify and hold harmless Purchaser with respect to any taxes, fees, commissions or other charges becoming due as a result of this Bill of Sale, except any sales or use tax on the transfer of the Transferred Assets to Purchaser or Purchaser's subsequent use of the Transferred Assets, which sales and use taxes are the responsibility of the Purchaser.

8. GOVERNING LAW.  THIS BILL OF SALE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE UNITED STATES OF AMERICA AND THE STATE OF MINNESOTA, WITHOUT REGARD TO ITS CHOICE OF LAW PROVISIONS.

9. Modification.  This Bill of Sale shall not be modified or amended except by an instrument in writing signed by authorized representatives of the Parties.

10. Time.  Time is of the essence related to this Bill of Sale.

11. Entire Bill of Sale.  Purchaser and Seller warrant that the terms and conditions of this Bill of Sale were fully read and understood and that they constitute the entire Bill of Sale between the Parties.

12. Unenforceability. If any one or more provisions of this Bill of Sale shall be found to be illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

13. Confidentiality.  The entire contents of this Bill of Sale shall remain confidential between all Parties named in this Bill of Sale, except as required by law.

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14. Counterparts.  This Bill of Sale may be executed by facsimile transmission by the Parties in counterparts. Following such transmission, the parties agree that executed originals will be forwarded by mail or by courier to the respective parties.

IN WITNESS WHEREOF, the parties hereto have caused this Bill of Sale to be executed by their authorized representatives and effective as of the date first written above.

APOLLO DIAMOND, INC.

By:

Name: Robert Linares
Title: Chief Executive Officer

SCIO DIAMOND TECHNOLOGY CORPORATION
By:

Name: Joseph D. Lancia
Title: Chief Executive Officer

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SCHEDULE 3.3(b)

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AREEMENT (the "Assignment") is made this ___ day of _______, 2011, by and between APOLLO DIAMOND, INC., a corporation duly organized under the laws of the State of Delaware ("Assignor"), and SCIO DIAMOND TECHNOLOGY CORPORATION, a corporation duly organized under the laws of the State of Delaware ("Assignee"). Assignor and Assignee may be referred to in this Assignment collectively as the “Parties” and individually and a “Party.” Capitalized terms used herein without definition shall have the meaning ascribed thereto in that certain Asset Purchase Agreement (defined below).

WITNESSETH

WHEREAS, Assignor and Assignee are parties to that certain Asset Purchase Agreement dated as of August 31, 2011 (the “Asset Purchase Agreement”), pursuant to which, among other things, Assignor agreed to assign, and Assignee agreed to assume, certain of the intangible assets and intellectual property of Assignor; and

WHEREAS, it is a condition to the Closing of the Asset Purchase Agreement that the Assignor enters into this Assignment to assign to Assignee the Assigned Assets (defined below).

NOW THEREFORE, through mutual negotiation and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby covenant and agree as follows:

1. Assignment.  Assignor hereby assigns all of its rights, obligations, interests and liabilities in certain intangible assets and intellectual property to the Assignee (the “Assigned Assets”) as mutually agreed upon between the parties and pursuant to the terms of the Asset Purchase Agreement and this Assignment. As of the date of this Assignment, Assignor shall have no further rights, obligations, interests or liabilities of any kind whatsoever related to the Assigned Assets.

2. Assumption.  For and in consideration of the assignments hereunder, Assignee hereby assumes all of Assignor’s rights, obligations, interest and liabilities related to the Assigned Assets to the same extent as though Assignee had been the original owner of the Assigned Assets,

3. Fees.  Any registration for the change of the registered owner of the Assigned Assets shall be undertaken by Assignor and Assignor shall bear the registration fees, or other applicable fees, incurred hereby.

4. Ownership.  Assignor represents and warrants that Assignor has the exclusive ownership of the Assigned Assets and no rights or equity of any third-party is prejudiced due to the using of the Assigned Assets. There is no litigation or any other disputes arising from or relating to the Assigned Assets.

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5. Indemnification.  Assignor shall indemnify and hold harmless Assignee and its affiliates, officers, directors, shareholders, employees, partners, agents and representatives from and against any and all loss, liability, damage or expenses which may be incurred by Assignee related to the Assigned Assets or due to any claims of a third-party in connection with the Assigned Assets.

6. Dispute Resolution.  This Assignment shall be governed by the laws of the State of Minnesota. Any dispute or controversy arising from this Assignment shall be subject to Section 12.9 of the Asset Purchase Agreement.

7. Entire Assignment.  This Assignment contains the entire understanding among the Parties with respect to the matters covered herein and supersedes and cancels any prior understanding with respect to the matter covered herein.

8. No Changes.  No changes, alternations or modifications hereto shall be effective unless made in writing and signed by all of the Parties.

9. Severability.  Any provision of this Assignment which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof or rendering any other provision of this Assignment invalid or unenforceable.

10. Confidentiality.  The entire contents of this Assignment shall remain confidential between all Parties named in this Assignment, except as required by law.

11. Counterparts.  This Assignment may be executed by facsimile transmission by the Parties in counterparts. Following such transmission, the parties agree that executed originals will be forwarded by mail or by courier to the respective parties.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by their authorized representatives and effective as of the date first written above.

APOLLO DIAMOND, INC.

By:

Name: Robert Linares
Title: Chief Executive Officer

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